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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated May 2, 1997, except for Note 8, as to which the date is November __, 1997, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-33521) and related Prospectus of InterVU Inc. (a development stage company) expected to be filed on or about November 10, 1997.



                                          ERNST & YOUNG LLP


November __, 1997
San Diego, California

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The foregoing consent is in the form that will be signed upon completion of certain events as described in Note 8 to the financial statements.

San Diego, California
November 10, 1997


                                          /s/ ERNST & YOUNG LLP